Exhibit 4.2

AMENDMENT TO THE

CENTRAL PACIFIC FINANCIAL CORP.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

TAX BENEFITS PRESERVATION PLAN

Pursuant to Section 27 of the Tax Benefits Preservation Plan, dated November 23, 2010 (the “Plan”) by and between Central Pacific Financial Corp., a Hawaii corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association (the “Rights Agent”), the Company hereby amends the Plan, effective as of the date set forth below and as set forth herein (this “Amendment”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

1.             Amendment to the Plan.

Section 1(n) of the Plan is amended in its entirely to read as follows:

“(n)         “Final Expiration Date” shall mean the Close of Business on the date that is the fifth (5th) anniversary of the closing under the Investment Agreements; provided that if a Shares Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Shares Acquisition Date.”

2.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.             Complete Agreement.  The Plan and this Amendment constitute the entire agreement of the parties with respect to the subject matter thereof and hereof and supersede all prior agreements of the parties and all representations, warranties, undertakings and understandings, whether written or verbal, made with respect to the same subject matter.  This Amendment may not be changed or modified in any manner, orally or otherwise, except in writing, in the form of an amendment, duly executed by each of the parties hereto.

4.             Governing Law; Authority.  This Amendment shall be deemed to be a contract made under the laws of the State of Hawaii and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.             Ratification.  The Plan is hereby amended to conform with the amendments in this Amendment, but in all other respects, the Plan shall remain unchanged and shall continue in full force and effect.  The Plan, as hereby amended, is ratified and confirmed.  In the event of a conflict or inconsistency between the terms of this Amendment and the Plan, the terms and provisions of this Amendment shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Plan to be executed as of the day and year set forth below.

DATED:	January 30, 2014	THE COMPANY:

CENTRAL PACIFIC FINANCIAL CORP.

		By:	/s/ Glenn Ching
		Name:	Glenn Ching
		Title:	Senior Vice President, General Counsel & Secretary

DATED:	January 31, 2014	THE RIGHTS AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

		By:	/s/ Suzanne M. Swits
		Name:	Suzanne M. Swits
		Title:	Vice President